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                                                                    EXHIBIT 23.1


                        Consent of Jackson & Rhodes P.C.


                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Broadband Wireless International Corporation

We consent to the incorporation by reference in the registration statement contained in the post-effective amendment No. 1 to Form S-8 of Broadband Wireless International Corporation our report dated August 27, 1999, relating to the consolidated balance sheets of Broadband Wireless International Corporation (formerly Black Giant Oil Company) as of March 31, 1999 and 1998 and the related statements of operations, changes in stockholders' equity and cash flows for the years then ended, which report appears in the annual report on Form 10-KSB of Black Giant Oil Company for the year ended March 31, 1999.


                                               /s/ Jackson & Rhodes P.C.


Dallas, Texas
April 26, 2000